Exhibit 10.9

MASTER SERVICES AGREEMENT

This SERVICES AGREEMENT, dated as of [S-1 Effective Date] is made by and between MOELIS & COMPANY GROUP LP, a Delaware limited partnership ( “Advisory”), and MOELIS ASSET MANAGEMENT LP, a Delaware limited partnership (“Asset Management”) and each of the following subsidiaries of Asset Management: MOELIS CAPITAL PARTNERS LLC, a Delaware limited liability company (“MCP”), P&S CREDIT MANAGEMENT, L.P., a Delaware limited partnership ( “Gracie”), FREEPORT FINANCIAL PARTNERS LLC, a Delaware limited liability company (“Freeport”), and STEELE CREEK INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (“Steele Creek”).

RECITALS

A.            Each of the Advisory and Asset Management were operated as businesses under Moelis Asset Management LP”) formerly named Moelis & Company Holdings LP, prior to Advisory being distributed to its partners in connection with an initial public offering of Advisory.

B.            Advisory currently maintains certain staff and services which each of Asset Management, MCP, Gracie, Freeport and Steele Creek utilizes in the course of its business

C.            Asset Management and Advisory each desire that Advisory shall  henceforth provide the Asset Management Services (as defined below) to each of Asset Management, MCP, Gracie, Freeport and Steele Creek on the terms of and in accordance with this agreement.

D.            The parties additionally desire that this agreement govern any provision of services from Asset Management to Advisory.

AGREEMENT

The parties to this agreement, in exchange for the mutual promises made herein and intending to be legally bound hereby, agree as follows:

ARTICLE 1.

SERVICES TO BE PROVIDED

1.1          Description of Services.  During the term of this agreement, Advisory will provide to Asset Management the services (the “Asset Management Services”) described on Schedule A-1 attached hereto (as the same may be amended from time to time, “Schedule A-1”).  Schedule A may be amended from time to time as set forth in Section 6.5 below.  During the term of this agreement, Asset Management will provide to Advisory the services (the “Advisory Services”, and together with the Asset Management Services, the “Services”) described on Schedule A-2 attached hereto (as the same may be amended from time to time, “Schedule A-2”).  Each of Schedule A-1 and Schedule A-2 may be amended from time to time as set forth in Section 6.5 below.  Any entity receiving Services hereunder shall be referred to as a “Recipient” and any entity providing Services hereunder shall be referred to as a “Provider” as applicable. Additionally, Advisory will sublet certain office space to Asset Management as set forth on Schedule A-3 attached hereto.

1.2          Personnel.

(a)           The Services to be provided by a Provider to a Recipient shall be provided by employees of such Provider or by service providers to such Provider, as applicable. In the event that any employees of a Provider as of the date of this agreement cease to be employed by such Provider, the Provider will have no obligation to hire a new employee for the purpose of providing the Services to the applicable Recipient and will not be liable for any losses, costs or damages caused by, attributable to or arising in connection with (A) such Recipient’s failure to receive such Services, or (B) such Recipient’s transition from the Services to any replacement services.

(b)           Each entity acting as a Provider shall be responsible for the payment of all wages and federal, state and local taxes and withholdings payable with respect to the wages of such persons, shall maintain workers’ compensation insurance required by applicable statutes with respect to such persons and shall maintain and provide all applicable employee benefits for such persons.  No person providing Services to a Recipient shall be considered an employee of the Recipient because of the provision of such Services.

1.3          Compensation.  Each Recipient shall pay each Provider a fee as set forth in Schedule B attached hereto as the total consideration for the Services to be provided to such Recipient during the term of this agreement and such Recipient shall not pay any additional fee or other compensation for such Services, unless the scope of those Services is expanded by mutual agreement of the parties and the parties agree that additional compensation should be paid in connection therewith.

1.4          Warranty Disclaimer.  NO PROVIDER MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES IMPLIED BY LAW OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDING THIS AGREEMENT, OR THE PERFORMANCE OF THE SERVICES CONTEMPLATED BY THIS AGREEMENT.

1.5          Limitation of Liability.  No Provider will be liable to any Recipient or to any other person or entity for any losses, costs or damages caused by, attributable to or arising in connection with the performance, nonperformance or delayed performance of the Services to be provided to such Recipient contemplated by this agreement, except for such losses, costs or damages attributable to such Provider’s bad faith, gross negligence or willful misconduct for which damages the Provider will be liable.  Notwithstanding the foregoing, no Provider shall be liable for any special, indirect, consequential or punitive damages in connection with the Services to any Recipient even if the Provider has been advised of the possibility of such damages.  No Provider will be liable for any failure to perform or any delay in the performance of its obligations hereunder due to Force Majeure (as hereinafter defined).

1.6          Consents.  Notwithstanding any provision of this agreement to the contrary, if the provision of any Service as contemplated by this agreement requires the consent, approval or authorization of any third party, the Provider providing such Service shall use its commercially reasonable efforts to obtain as promptly as possible after the date of this agreement such consent, approval or authorization (including obtaining from third party vendors all consents necessary to grant any sublicenses in connection with the performance of such Service) and shall be excused from performing such Service while it continues to use such commercially reasonable efforts.  Any fee, cost or expense incurred in connection with obtaining such consent, approval or authorization shall be paid by the Provider.  If any such consent, approval or authorization is not obtained promptly after the date of this agreement, the Provider shall notify the applicable Recipient and the parties shall cooperate in good faith to devise an alternative arrangement to the provision of such Service, which alternative arrangement shall be reasonably satisfactory to each party.

ARTICLE 2.

TERM AND TERMINATION

2.1          Term.  The term of this agreement will commence upon [S-1 Effective Date] and will continue until the one year anniversary thereof, subject to earlier termination as provided in Section 2.2 hereof or extension by mutual agreement.

2.2          Termination.  This agreement may be terminated in accordance with the following provisions:

(a)           Any party may terminate this agreement solely as it applies to services provided or received between itself and another party by giving notice in writing to such other party should an event of Force Majeure (as defined in Section 3.1) continue for more than ninety (90) consecutive calendar days;

(b)           Any party may terminate this agreement solely as it applies to services provided or received between itself and another party by giving notice in writing to the other party in the event such other party is in material breach of this agreement and shall have failed to cure such breach within thirty (30) calendar days of receipt of written notice thereof from the non-breaching party; or

(c)           Any party may terminate this agreement solely as it applies to services provided or received between itself and another party by giving ninety (90) calendar days written notice to such other party.

(d)           Any two parties hereto may terminate this agreement solely as it applies to services provided or received between such parties with the mutual written consent of such parties.

2.3          Rights and Obligations on Termination.  In the event of the termination of this agreement pursuant to Section 2.2, a Provider will have the right to terminate any or all Services provided to any Recipient.  Such Recipient shall bear sole responsibility for obtaining replacement services, and such Provider shall bear no liability for such Recipient’s failure to obtain such service or for any difficulties in transitioning from the Services to such replacement service.

ARTICLE 3.

FORCE MAJEURE

3.1          Definition.  “Force Majeure” means any event or condition, not existing as of the date of this agreement and not reasonably within the control of either party, which prevents in whole or in material part the performance by a Provider of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following, without limitation, will constitute events or conditions of Force Majeure: acts of state or governmental action, riots, disturbance, war, acts of terrorism, strikes, labor slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake and explosion.

3.2          Notice.  Upon giving written notice to a Recipient, the Provider being affected by an event of Force Majeure will be released without any liability on its part from the performance of its obligations under this agreement, but, subject to Section 2.2, only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.  Such notice must include a description of the nature of the event of Force Majeure, its cause and to the extent known its likely consequences.  Such Provider will promptly notify the applicable Recipient of the termination of such event.

ARTICLE 4.

INDEMNIFICATION

Each Recipient severally and not jointly agrees to protect, defend, hold harmless and indemnify each Provider severally and not jointly and its successors, assigns, directors, officers, members, employees and agents (collectively, the “Provider Representatives”), from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses, including reasonable attorneys’ fees (collectively referred to as “Claims”), actually or allegedly, directly or indirectly, arising out of or related to any actions taken or omitted to be taken by such Provider or any of such Provider Representatives in connection with the performance of any of the Services to be provided by such Provider to such Recipient hereunder, other than Claims that are the direct result of bad faith, gross negligence or willful misconduct of such Provider or such Provider’s Representative.  Notwithstanding the foregoing, no Recipient shall be liable for any special, indirect, consequential or punitive damages in connection with any Claim even if such Recipient has been advised of the possibility of such damages.

ARTICLE 5.

CONFIDENTIALITY

5.1          Definition. In connection with the Services to be performed hereunder, a Recipient may provide to a Provider information about it, the funds, accounts or clients to which such Recipient provides investment management or advisory services, as applicable, their investors or other third parties that is confidential or proprietary in nature (the “Confidential Information”), which may include, but is not limited to, information of a technical, administrative and/or financial nature relating to the business operations of such Recipient.  The Recipient shall, except to the extent necessary for the Service, not disclose to the Provider Confidential Information about any issuer of securities to the public in the United States. Notwithstanding the foregoing, Confidential Information with respect to any Provider shall not include information that: (a) has come into the public domain through no breach of this Article 5 by such Provider or any related Provider Representative; (b) is or becomes available to such Provider from any third party not known to be breaching an obligation of confidentiality to the Recipient; or (c) is independently developed by such Provider without reference to or use of the Confidential Information of the Recipient.

5.2          Use and Protection of Confidential Information. Each Provider severally and not jointly, on behalf of itself and its Provider Representatives, agrees that the Confidential Information shall be kept confidential and, except with the prior written consent of the applicable Recipient, shall not disclose to any third party, including to any other Recipient, any of the Confidential Information disclosed to such Provider or any Provider Representative hereunder in any manner whatsoever, except as needed to Provider Representatives who are subject to confidentiality obligations substantially similar to those set forth herein and who have a reasonable need to know such Confidential Information in order to provide the Services under this agreement.  This Article 5 shall terminate as between any two parties two years following termination of this agreement between such two parties.

5.3          Legally Compelled Disclosure.  If a Provider or a Provider Representative is requested or required (in either case by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Provider agrees to the extent permissible to provide the applicable Recipient with prompt notice of each such request, to the extent practicable, so that the Recipient may seek an appropriate protective order or waive such Provider’s compliance with the provisions of this agreement.  If, absent the entry of a protective order or the receipt of a waiver under this agreement, any Provider or its Provider Representative, as the case may be, on the advice of its counsel, is legally compelled to disclose such information, such Provider or Provider Representative as the case may be may disclose such information to the persons and to the extent required without liability under this agreement, and the Provider agrees to cooperate with the Recipient’s efforts to obtain reliable assurances that confidential treatment will be accorded any Confidential Information so furnished.  For the avoidance of doubt, the immediately preceding sentence shall not require any Provider to take any action that would cause it to incur more than de minimis cost or expense unless the applicable Recipient agrees to advance or reimburse the Provider for such cost and expense.  In addition, a Provider may also disclose its business records (including documents including Confidential Information) to its financial regulatory authorities without notice to the Recipient in connection with customary examinations and inquiries with respect to its business.

5.4          Return or Destruction of Confidential Information. Upon demand by a Recipient at any time, or upon expiration or termination of this agreement with respect to the Services, the applicable Provider agrees promptly to, and to cause each of its Provider Representative to, return or destroy, at the Recipient’s option, all Confidential Information, provided that the Provider may maintain such Confidential Information in accordance with its internal document retention policies.

ARTICLE 6.

MISCELLANEOUS

6.1          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made when delivered in person or when transmitted by facsimile, or one business day after having been dispatched by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

If to Advisory, addressed to:

Moelis & Company Group LP

399 Park Avenue, 5th Floor

New York, NY  10022-8604

Attention:  Osamu Watanabe

Email: osamu.watanabe@moelis.com

If to MCP, addressed to:

Moelis Capital Partners LLC

399 Park Avenue, 5th Floor

New York, NY  10022-8604

Attention:  [Andrew Goldfarb]

Email: []

If to Gracie, addressed to:

P&S Credit Management, L.P.

399 Park Avenue, 6th Floor

New York, NY  10022-8604

Attention:  Mary Nir

Email: mnir@graciecap.com

If to Freeport, addressed to:

Freeport Financial Partners LLC

300 North LaSalle, Suite 5300

Chicago, IL 60654

Attention:  Joseph Walker

Email: jvwalker@freeportfinancial.com

If to Steele Creek, addressed to:

Steele Creek Investment Management LLC

401 North Tryon Street

10th Floor, Suite 1067

Charlotte, North Carolina 28202

Attention:  Glenn Duffy

Email: glenn.duffy@steelecreek.com

If to Asset Management, addressed to:

Moelis Asset Management LP

399 Park Avenue, 5th Floor

New York, NY  10022-8604

Attention:  []

Email: []

6.2          Independent Contracting Parties.  The parties hereto expressly acknowledge that no employment, partnership or joint venture relationship is created by this agreement, and hereby agree as follows:

(a)           Each party at all times during the term of this agreement shall be an independent contracting party;

(b)           For purposes of the Services to be performed under this agreement, except for certain dual employees of Advisory and Asset Management, no Provider nor anyone employed by or acting for or on behalf of any Provider shall be construed as an employee of any Recipient, and no Recipient shall be liable for employment or withholding taxes respecting any Provider or any employee of any Provider, or any employee benefits therefor.

6.3          Cooperation.  The parties will each use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of the Services.  Such cooperation shall include the applicable Recipient obtaining all consents, licenses or approvals necessary to permit a Provider to perform its obligations hereunder.  The parties will, for a period of five (5) years after the termination of this agreement, maintain information relating to the Services and cooperate with each other in making such information available as needed, subject to appropriate confidentiality requirements, in the event of any audit, investigation or litigation.

6.4          Assignment.  No party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this agreement, except with the prior written approval of the other party or parties as applicable. Notwithstanding the foregoing, any party may assign, delegate, convey or otherwise transfer its own rights and obligations under this agreement without obtaining the prior written approval of any other party to a successor by merger, consolidation or similar business combination or to a purchaser in connection with the sale of all or substantially all of such party’s assets.  Any action prohibited by this Section 6.4 will be null and void.

6.5          Amendment; Waiver.  Neither this agreement nor any provision hereof may be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument duly executed by the applicable parties hereto.  No failure or delay by a party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provision hereof will be deemed to be a waiver of, or estoppel with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance.  No waiver shall be effective unless given in a duly executed written instrument.

6.6          Survival of Provisions.  The rights, remedies, agreements, obligations and covenants of each of the parties contained in or made pursuant to this agreement which by their terms extend beyond the termination of this agreement, including, without limitation, Article 4 (relating to indemnification) and Article 5 (relating to confidentiality), will survive the termination of this agreement and will remain in full force and effect.

6.7          Severability.  Any term or provision of this agreement that is held by a court of competent jurisdiction to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable, the parties hereto agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce or alter the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intent of the invalid, void or unenforceable term or provision.

6.8          Entire Agreement.  This agreement and the Schedules hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, by and among the parties with respect to the subject matter hereof.

6.9          Governing Law; Non-Binding Mediation; Jurisdiction.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to the laws of conflict of any jurisdiction).  Any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA.  The place of arbitration shall be New York, New York.  There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.  If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause.  Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with trademark or related intellectual property matters and an experienced arbitrator.  In rendering an award, the arbitrator shall be required to follow the laws of the state of New York.  The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.  The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator.  Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets.  Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.  All Disputes shall be resolved in a confidential manner.  The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration.  The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award.  Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.  Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions..

6.10        Counterparts; Headings.  This agreement may be executed and delivered (including by facsimile or PDF transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  The headings of the sections and articles of this agreement are inserted for convenience only and do not constitute a substantive part hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed by their authorized representatives as of the date first above written.

MOELIS & COMPANY GROUP LP	MOELIS CAPITAL PARTNERS LLC
a Delaware limited partnership	a Delaware limited liability company

By: Moelis & Company Group GP LLC, its General Partner	By: Moelis Asset Management LP, its Sole Member

By:	By:
Name:	Name:
Title:	Title:

P&S CREDIT MANAGEMENT L.P.,	FREEPORT FINANCIAL PARTNERS LLC
a Delaware limited partnership	a Delaware limited liability company

By: P&S Credit Management, LLC,	By: Moelis []Freeport Holdings LLC, its Manager
its General Partner
By:	By:
Name:	Name:
Title:	Title:

STEELE CREEK INVESTMENT MANAGEMENT LLC, a Delaware limited liability company	MOELIS ASSET MANAGEMENT LP, a Delaware limited partnership

By: Moelis Steele Creek Holdings LLC, its Sole Member	By: Moelis & Company Holdings GP LLC, its General Partner

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A-1 — ADVISORY SERVICES PROVIDED

This Schedule A outlines the services to be provided by the Provider to the Recipient during the term of the agreement.

1)             Gracie Asset Management

•                  Rent & Office Related

•                  NYC 6th floor rent, utilities and occupancy tax

•                  Repairs and maintenance

2)             Freeport Financial

•                  Rent & Office Related

•                  Chicago rent, utilities, and occupancy tax

•                  Repairs and maintenance

•                  RR Donnelly (print, mail, presentations services)

•                  Office and kitchen supplies

•                  Courier and postage

•                  Other office expenses

•                  Technology and Communications

•                  Technology infrastructure

•                  Phone and communication services

•                  Information Services

•                  Market data licenses assigned to Freeport employees

3)             Steele Creek

•                  Information Services

•                  Market data licenses assigned to Steele Creek employees

4)             Moelis Capital Partners (MCP)

•                  Rent & Office Related

•                  NYC 5th floor rent, utilities, and occupancy tax

•                  Repairs and maintenance

•                  RR Donnelly (print, mail, presentations services)

•                  Office & kitchen supplies

•                  Courier and postage

•                  Other office expenses

•                  Technology and Communications

•                  Technology infrastructure

•                  Phone and communication services

•                  Information Services / Market Data

•                  Market data licenses assigned to MCP employees

5)             Asset Management Holdings

•                  Management Infrastructure Support

•                  Financial Reporting and Consolidation

•                  Accounts Payable

•                  Audit & Tax

•                  Legal & Compliance

•                  Human Resources

•                  Investor Relations

•                  Office Services Management and Administration

•                  IT Helpdesk and Support Services

SCHEDULE A-2 — ASSET MANAGEMENT SERVICES PROVIDED

•                  General Management Support Services

SCHEDULE A-3 — SPACE AGREEMENT TERMS AND CONDITIONS

Space AgreementAdvisory hereby permit Freeport use of a portion of the Chicago Premises (as defined below) pursuant to the following terms and conditions. “Chicago Premises” means 9,216 square feet on the 53rd floor at 300 North LaSalle Street, Chicago, IL, leased by Advisory pursuant to an Office Lease Agreement between [Advisory] as Tenant and 300 LaSalle LLC as Landlord as of April 26, 2010 (the “Chicago Lease”).

UserSpace AgreementAdvisory hereby agrees to permit each of Gracie and MCP (severally and not jointly, and together with Freeport, each, a “User”) use of its respective portion of the New York Premises (as defined below) pursuant to the following terms and conditions. “New York Premises” means the fifth and sixth floors at 299 Park Avenue, New York, NY, leased by Advisory pursuant to a Lease Agreement between [Advisory] as Tenant and BP 399 Park Avenue LLC as Landlord as of August 12, 2009, as amended and restated from time to time (the “New York Lease”, and together with the Chicago Lease, the “Leases”).  Each of the Space Agreementagreements to permit use of spaces addressed herein shall be referred to as a “Space AgreementSpace Agreement,” and the Chicago Premises and the New York Premises shall each be referred to as a “Premises”.

Advisory represents to each User separately and not jointly that a true, correct, and complete copy of the applicable Lease as amended and all other agreements between Advisory and the applicable Landlord relating to the leasing, use and occupancy of the Premises has been delivered to and received by User and are annexed hereto as [Exhibit F]; (ii) the Leases have not been amended or modified, the Leases are in full force and effect; (iii) neither Landlord nor Advisory are in default thereunder beyond the applicable cure period and there exist no conditions or events which, with the passing of time or the giving of notice or both, would constitute an event of default under the Leases by the parties thereto[ and (iv) Advisory has not assigned its interest in or sublet any portion of the Sublet Premises].

Each Space Agreement is conditional upon obtaining the approval of the respective Landlord to such Space Agreement, if required under the Lease.

Each Space Agreement and all rights of each User thereunder are and shall remain subject and subordinate to and incorporates within it the terms, covenants and conditions of the applicable Lease by reference. If any of the express provisions of a Space Agreement shall conflict with any of the Leases, such conflict shall be resolved in favor of the provisions of the Lease.  Except to the extent that the Leases provisions (hereinafter referred to as the “Incorporated Provisions”) are inapplicable, the Incorporated Provisions which are binding or inuring to the benefit of any Landlord shall, in respect of this Space Agreement, bind or inure to the benefit of Advisory, and the Incorporated Provisions which are binding or inuring to the benefit of the Advisory thereunder shall, in respect of this Space Agreement, bind or inure to the benefit of each applicable User, with the same force and effect as if the Incorporated Provisions were completely set forth in this Space Agreement, and as if the words “Landlord” and “Tenant” or words of similar import, wherever the same appear in the Incorporated Provisions, were construed to mean, respectively, “Advisory” and “User” in this Space Agreement, and as if the words “Premises,” or words of similar import, wherever the same appear in the Incorporated Provisions, were construed to have the definition provided herein.  Each Space Agreement is subordinate and subject to and incorporates within it any and all amendments to the applicable Lease and supplemental agreements relating thereto hereafter made between Advisory and the applicable Landlord, provided that any such amendments and/or supplemental agreements do not individually or in the aggregate materially adversely affect such User or its use of the applicable Premises

Each Space Agreement shall include the appurtenant right to the use, in common with Advisory and others, the lobbies, entrances, stairs, corridors, elevators and other public portions of the Chicago Premises and the New York Premises, to the extent that Advisory has the right to use the same as tenant under the Chicago Lease or the New York Lease, as applicable.  Each User shall be entitled, during the term, to receive all services, utilities, repairs, facilities and other benefits to be furnished by the applicable Landlord under the Lease subject to the provisions of the Lease and this Space Agreement. Advisory shall have no liability for any failure or interruption of these services except to the extent attributable to Advisory’ default beyond the applicable cure period under the Lease.

Advisory shall have no responsibility or liability of any kind whatsoever for any default of or by a Landlord under the the applicable Lease for the furnishing to User or the Premises of any services of any kind whatsoever which Landlord is required to furnish to the Premises under the the applicable Lease.  In furtherance (and without limitation) of the foregoing, User agrees that Advisory shall not have any obligation to furnish heat, air conditioning, electricity, cleaning service, and/or any other building services of any kind whatsoever, and that Advisory shall not be obligated to make any repairs or restorations of any kind whatsoever in any Premises, except if caused by Advisory’s negligence or willful act.

Except as otherwise provided herein, User agrees to look solely to the applicable Landlord for any services, repairs, restorations and/or work of any kind whatsoever to be furnished to the Premises; however, Advisory agrees to use commercially reasonable efforts to cause the Landlord to perform such obligations of the Landlord under the the applicable Lease with respect to the Premises.

If a Landlord shall default in any of its obligations with respect to the Premises (including without limitation canceling the applicable Lease, except pursuant to the terms thereof) User shall be entitled to participate with Advisory in the enforcement of Advisory’s rights against such Landlord (and in any recovery or relief obtained), but Advisory shall not have any obligation to bring any action or proceeding or to take any steps to enforce Advisory’s rights against Landlord, except upon User’s written request as provided herein.  Any action or proceeding so instituted by Advisory at the request of User shall be at the sole expense of User, but User shall be entitled to all damages whatsoever that may be awarded against a Landlord in any such action or proceeding.  Any such action or proceeding shall be conducted by counsel selected by Advisory and reasonably satisfactory to User.  User shall have the right, at User’s expense, to take such action in its own name and, for that purpose and only to such extent, all of the rights of Advisory to cause a Landlord to perform the obligations of such Landlord under the applicable Lease are hereby conferred upon and are assigned to each User severally and as applicable and each User hereby is subrogated to such rights (including, without limitation, the benefit of any recovery or relief); provided, however, that User shall only have such rights if

User shall not be in default under this Space Agreement which continues after notice and the expiration of any applicable cure period.  Provided that Advisory has complied with its covenants contained in this Section, User shall indemnify and hold Advisory harmless from and against any and all losses, liabilities, obligations, claims, damages, penalties, fines and costs and expenses of every kind and nature (including, without limitation, reasonable attorneys’ fees and disbursements and court costs) which Advisory may incur arising out of or in connection with the taking of any such action by User.

Notwithstanding anything to the contrary in the foregoing, Advisory shall promptly forward to a Landlord any requests or other communications made by User related to the performance by such Landlord of its obligation under the the applicable Lease, as they pertain to the Premises, and shall promptly forward to the User any communication received a Landlord related to the Premises.

Each User shall use and occupy the applicable Premises for the purposes permitted by the applicable Lease and for no other purposes.  No User shall, without the prior written consent of Advisory and the applicable Landlord, do or permit anything to be done that may result in a violation of the Lease or that may render Advisory liable for any damages, claims, fines, penalties, costs or expenses thereunder.

Each User severally and not jointly hereby indemnifies holds Advisory harmless from and against any and all losses, liabilities, obligations, claims, damages, penalties, fines and costs and expenses of every kind and nature (including, without limitation, reasonable attorneys’ fees and disbursements and court costs) which Advisory may incur by reason of (A) any failure of or by such User to perform or comply with any and all of the terms, covenants and conditions of this Space Agreement beyond any applicable notice and cure periods, (B) any breach or violation by (or caused by) such User of the terms, covenants and conditions of the Lease incorporated herein after notice and beyond any applicable cure periods, (C) any work or thing of whatsoever kind done in, on or about the Premises by User’s employees, contractors, agents, licensees or invitees (including, but not limited to, construction alterations, repairs or similar acts of any kind whatsoever, and whether or not authorized by this Space Agreement), (D) any negligence or gross negligence of User or User’s officers, employees, contractors, agents, licensees or invitees or (E) any injuries to persons or property occurring in the Premises; provided, however, that this subsection shall not apply to injuries to persons or property to the extent caused by the acts, omissions or gross negligence of Advisory or the applicable Landlord or its or their employees, contractors, agents, licensees or invitees.

Advisory hereby indemnifies and holds each User severally and not jointly harmless from and against any and all losses, liabilities, obligations, claims, damages, penalties, fines and costs and expenses of every kind and nature (including, without limitation, reasonable attorneys’ fees and disbursements and court costs) which such User may incur by reason of (A) any failure of or by Advisory to perform or comply with any and all of the terms, covenants and conditions of this Space Agreement beyond any applicable notice and cure periods, (B) any breach or violation by (or caused by) Advisory of the terms, covenants and conditions of the Lease incorporated herein beyond any applicable notice and cure periods, (C) any work or thing of whatsoever kind done in, on or about the Premises by Advisory’s employees, contractors, agents, licensees or invitees

(including, but not limited to, construction alterations, repairs or similar acts of any kind whatsoever, and whether or not authorized by this Space Agreement), (D) any negligence or gross negligence of Advisory or Advisory’s officers, employees, contractors, agents, licensees or invitees or (E) any injuries to persons or property occurring in the Premises; provided, however, that this subsection shall not apply to injuries to persons or property to the extent caused by the acts, omissions or gross negligence of User or the applicable Landlord or its or their employees, contractors, agents, licensees or invitees.

The term of the Space Agreements shall be as follows, subject to extension by mutually agreement and early termination upon [90] days written notice:

Freeport: [TBD]

Gracie: [TBD]

MCP: [TBD]

In the event of and upon the termination or cancellation of a Lease pursuant to the terms and provisions thereof, this Space Agreement shall automatically cease and terminate on the date of such termination or cancellation, subject however to all of the rights of the applicable Landlord pursuant to the Lease and to any rights of such User to bring and maintain an action or proceeding against Landlord for wrongful termination or cancellation of the Lease, which rights of User shall survive the termination of this Space Agreement.  Notwithstanding anything herein to the contrary, Advisory shall not be liable to User by reason thereof unless such termination shall have been effected because of the breach or default of Advisory as Tenant under the applicable Lease.

Each User shall pay rent and related expenses and taxes for the applicable Premises as set forth on [Schedule B] hereto.

Neither this Space Agreement nor the term and estate hereby granted shall be assigned, mortgaged, pledged, encumbered or otherwise transferred by any User, by operation of law or otherwise, and no Premises, nor any part thereof, shall be encumbered or sublet or used or occupied or permitted to be used or occupied, or utilized by anyone other than User without the prior written consent of Landlord and of Advisory to the extent required under the applicable lease.  Notwithstanding the foregoing, each User shall remain fully and severally liable for the payment of its respective rent and expenses due and to become due under this Space Agreement and for the performance and observance of all terms and conditions regardless of any act or omission of any permitted further Sublessee.

SCHEDULE B — FEE METHODOLOGY

This Schedule B outlines the methodology used to determine the fees to be paid for Services provided during the term of the agreement.

All fees are billed and payable quarterly in arrears. The fees for any calendar quarter during which the Provider is engaged in providing the Services for less than a full quarter shall be determined on a pro rata basis.  Recipient shall pay to Provider such fee in cash within ten days after the last business day of the calendar quarter.

	Gracie	Freeport	Steele Creek	MCP	Asset Management	Total Asset
					Holdings	Management
Rent, Utilities & Occupancy Tax

Incurred or accrued expenses allocated based on total rentable square footage (including common areas) utilized by each Recipient at its applicable office location as of the first day of each fiscal quarter

Ex: (Gracie utilized 6th floor sq ft / total 6th floor rentable sq ft) x 6th floor rent expense = Gracie allocated rent expense

Other Office Expenses(1)

Incurred or accrued expenses allocated based percent of total headcount for each Recipient relative to total US Advisory plus Asset Management headcount as of the first day of each fiscal quarter

Ex: (Gracie headcount / (total US Advisory + AM headcount)) x Other Office Expenses = Gracie allocated Other Office Expense

IT Infrastructure / Communications	Incurred or accrued expenses allocated based percent of total headcount for each Recipient relative to total US Advisory plus Asset Management headcount as of the first day of each fiscal quarter

Information Services	Based on specific market data licenses or other expenses incurred specifically by the Recipient

Financial Reporting (incl. Audit Support)	Fixed quarterly fees for service-related expenses to be mutually agreed
Accounts Payable
Tax Compliance Support
Legal & Compliance
Human Resources
Investor Relations
Office Services Management
Helpdesk

Recipient Services to Provider	Fixed quarterly fee for general management support services provided by Asset Management to Advisory to be mutually agreed

(1)         Other Office Expenses consists of RR Donnelly (print, mail, presentations services), Repairs & Maintenance, Office & Kitchen Supplies, and Courier & Postage; Gracie Other Office Expenses includes only Repairs & Maintenance